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                                                                    EXHIBIT 21.0

                             LISTING OF SUBSIDIARIES

   Amerex International, Inc., a British Virgin Island corporation

   Ayers, Lewis, Norris & May, Inc., a Michigan corporation

   Keith Energy, Inc., a California corporation

   TKCG, Corp., a California corporation

   UEI Associates, Inc., a Texas corporation

   UEI Global I, Inc., a Texas corporation

   Universal Energy do Brasil, Ltda., a Brazilian limited liability company

   Universal Energy, Inc., a Texas corporation